(212) 848-4000

March 28, 2005

Mastellone Hermanos
E. Ezcurra 365, Piso 2, Of. 310
(C1107CLA) Buenos Aires, Argentina

Ladies & Gentlemen:

         We have acted as counsel to Mastellone Hermanos S.A., a corporation organized under the laws of Argentina (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Securities
Act"), of a Registration Statement on Form F-4 (the "Registration Statement")
relating to the offer to exchange (the "Exchange Offer") the Company's outstanding unregistered $157,190,000 aggregate principal amount of 8%
Collateralized Senior Notes due 2012, Series A-1 and Series B-1 (the
"Outstanding Notes") for a like principal amount of the Company's 8%
Collateralized Senior Notes due 2012, Series A-2 and Series B-2 (the "Exchange
Notes") that will be registered under the Securities Act, all as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus").

         The Exchange Notes will be issued under the indenture dated as of
October 22, 2004 (the "Indenture"), among the Company, The Bank of New York, as trustee (the "Trustee"), co-registrar and principal paying agent, Banco Rio de la Plata S.A., as registrar and paying agent and as collateral agent, and
Leitsol Industria e Comercio Ltda., a Brazilian corporation, Mastellone San Luis
S.A., an Argentine corporation, and Promas S.A., an Argentine corporation, as subsidiary guarantors (the "Subsidiary Guarantors").

         In that connection, we have reviewed originals or copies of the following documents:

         (a)  The Indenture.

         (b)  The Outstanding Notes.

         (c)  The form of Exchange Notes.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the "Opinion Documents."

         We have also reviewed the following:

         (a)  The Registration Statement.

         (b)  The Prospectus.

         (c)  Originals or copies of such other corporate records of the
              Company, certificates of public officials and of officers of the
              Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

          In our review of the Opinion Documents and other documents, we have assumed:

          (a) The genuineness of all signatures.

          (b) The authenticity of the originals of the documents submitted to
     us.

          (c) The conformity to authentic originals of any documents submitted to us as copies.

          (d) As to matters of fact, the truthfulness of the representations made in the Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company.

          (e) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

          (f) That:

               (i) Each of the Company and the Subsidiary Guarantors is an
          entity duly organized and validly existing under the laws of the jurisdiction of its organization.

               (ii) Each of the Company and the Subsidiary Guarantors has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents to which it is a party.

               (iii) The execution, delivery and performance by each of the
          Company and the Subsidiary Guarantors of the Opinion Documents to
          which it is a party have been duly authorized by all necessary action
          (corporate or otherwise).

We have not independently established the validity of the foregoing assumptions.

                                       2

         "Generally Applicable Law" means the federal law of the United States of America and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company and each Subsidiary Guarantor, the
Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

         Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

                  (1) The Indenture has been duly executed and delivered and is the legal, valid and binding obligation of the Company and the
         Subsidiary Guarantors, enforceable against the Company and the
         Subsidiary Guarantors in accordance with its terms.

                  (2) When the Exchange Notes are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered and exchanged for the Outstanding Notes as contemplated in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the
         Indenture.

         Our opinions expressed above are subject to the following
qualifications:

                  (a) Our opinions in paragraphs (1) and (2) above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.

                  (b) Our opinions in paragraphs (1) and (2) are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

                  (c) Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

                  (d) We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

                                       3

         This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

         This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

         We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the use of our name under the heading "Legal
Matters" in the Prospectus.

                                               Very truly yours,

                                               /s/ Shearman & Sterling LLP
                                               ---------------------------
                                                   Shearman & Sterling LLP

JAM/CRJ/MN

AES